DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of August 31, 2022, Commercial Metals Company (“CMC,” the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.01 par value per share (the “Common Stock”).
Description of Capital Stock
The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), including the certificates of designations pursuant to which any outstanding series of preferred stock may be issued, our Amended and Restated Bylaws, or any supplement or amendment thereto (the “Bylaws”), and the General Corporation Law of the State of Delaware (“DGCL”). Copies of our Certificate of Incorporation and Bylaws have been filed with the Securities and Exchange Commission as Exhibits 3(i)(a)-(f) and 3(ii), respectively, to our Annual Report on Form 10-K.
Authorized Capital Stock
Under the Certificate of Incorporation, our authorized capital stock consists of:
•two hundred million (200,000,000) shares of Common Stock, par value $0.01 per share, and
•two million (2,000,000) shares of preferred stock, par value $1.00 per share.
As of August 31, 2022, we had approximately 117,496,053 shares of Common Stock outstanding and no shares of preferred stock outstanding. As of August 31, 2022, we had reserved approximately 5,882,340 additional shares of Common Stock for issuance under our various stock and compensation incentive plans.
Common Stock
Dividend Rights
Holders of Common Stock are entitled to receive dividends when, as and if declared by the Company’s board of directors (the “Board of Directors”), out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).
Voting Rights
Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders of the Company, including the election of directors. The holders of Common Stock do not have cumulative voting rights.
Liquidation Rights
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share ratably in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.
Miscellaneous
Holders of Common Stock have no sinking fund or redemption provisions, or conversion or preemptive rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable.
Exchange Listing
The Common Stock is listed on the New York Stock Exchange under the symbol “CMC.”
Transfer Agent

The transfer agent for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.
Preferred Stock
The Company is authorized to issue preferred stock from time to time, in one or more series with such rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences as may be fixed or designated by the Board of Directors without any further vote or action by the stockholders. Under certain circumstances, the issuance of preferred stock may discourage or make more difficult a merger, tender offer, other business combination or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management even if such event were favorable to the interests of stockholders. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividends and liquidation preferences which could adversely affect the holders of Common Stock. As of August 31, 2022, there are no shares of preferred stock outstanding.
Certain Provisions of the Certificate of Incorporation and Bylaws
The Certificate of Incorporation and Bylaws of the Company contain certain provisions that may delay, defer or prevent a change in control of the Company.
Classified Board; Vacancies and Removal of Directors
    Our Certificate of Incorporation and Bylaws classify the Board of Directors into three classes of directors as nearly equal in number as possible, with members of each class serving staggered three-year terms and one class of directors being elected each year.
Our Certificate of Incorporation and Bylaws provide that directors may be removed only for cause (generally defined to include conviction of a felony, failure to attend 12 consecutive Board of Directors meetings, or negligence or misconduct in the performance of the duties of a director) and only with the approval of the holders of at least a majority of the voting power of the then-outstanding shares of any class or series of the Company’s capital stock entitled to vote generally in the election of directors (the “Voting Stock”). The number of directors shall be fixed and modified, but not reduced to less than three, from time to time by resolution of a majority of the authorized directors our Board of Directors. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled by the majority vote of the remaining directors then in office, though less than a quorum, and directors so elected shall hold office for a term expiring when the class to which they have been elected expires.

Stockholder Action by Written Consent
    Our Certificate of Incorporation and Bylaws provide that any action taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Special Meetings
Our Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, by stockholders owning not less than a majority of the Voting Stock or by The Jacob Feldman and Sara B. Feldman Grantor Trust dated September 24, 1985 and the trustees of that trust if the Trust owns at least 10% of the Voting Stock. Our Bylaws contain detailed instructions regarding special meeting requests by stockholders, including requesting meeting dates and the content of such notices. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders called by the Board of Directors.

Advance Notice Requirement
Our Bylaws set forth advance notice procedures with regard to stockholder nomination of persons for election to the Board of Directors or other business to be considered at an annual meeting of stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to the secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received by the secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify the form and content of a stockholder’s notice. The advance notice requirement does not give the Board of Directors any power to approve or disapprove stockholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.
In addition, our Bylaws contain “proxy access” provisions, which permit a stockholder, or a group of up to 20 stockholders, that has continuously owned for no less than three years at least 3% of the Company’s outstanding shares of common stock, to nominate and include in the Company’s proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Company’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.
Limitation of Liability of Directors
The Certificate of Incorporation generally provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or its stockholders for monetary damages for breach of certain fiduciary duties as a director. Under the DGCL, a director’s liability may not be eliminated:
•for any breach(es) of the director’s duty of loyalty to us or to our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for certain unlawful dividend payments or stock redemptions or repurchases; and
•for any transaction from which the director derives an improper personal benefit.
The effect of this provision is to restrict the rights of the Company and its stockholders to recover monetary damages against a director for breach of certain fiduciary duties as a director.
Supermajority Voting
The affirmative vote of the holders of 70% or more of the outstanding shares of Voting Stock is required to alter, amend, repeal or adopt any provision inconsistent with the provisions of the Certificate of Incorporation and Bylaws relating to the number of directors, classified board, vacancy and removal of directors, right to call a special meeting and prohibition on stockholder action by written consent.